Exhibit 10.49

NuVios, Inc.
197M Boston Post Road West
#337
Marlborough, MA 01752

November 14, 2003

Gary Hattersley, Ph.D.
14 Woodman Drive
Stow, MA 01775

Dear Gary:

It is my pleasure to offer you the position of Director, Disease Biology & Pharmacology at NuVios, Inc. (the “Company”). As you know, I am excited about the contributions that I expect you will make to the success of the Company. Accordingly, if you accept this offer, I would like us to agree that you could start at NuVios, Inc. on or before December 15, 2003 (the “Start Date”). This offer may be accepted by you by countersigning where indicated at the end of this letter.

Duties and Extent of Service

As Director, Disease Biology & Pharmacology, you will report to the Head of Research and you will have responsibility for performing those duties as are customary for, and are consistent with, such position, as well as those duties that may be designated to you from time to time. As you know, your employment will be contingent upon your agreeing to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes therein that the Company may adopt from time to time, and your execution of the Company’s standard Nondisclosure, Developments, and Non-Competition Agreement.

Compensation

In consideration of your employment with the Company, the Company will pay you a base salary of $130,000 per year, payable in accordance with the Company’s standard payroll practices. You will also be eligible for a cash bonus of up to $15,000/yr upon successful completion of mutually agreed upon objectives. Those objectives to be determined within 30 days of acceptance of this position.

You will be entitled to three weeks paid vacation annually. You will also be entitled to participate in such employee benefit plans and fringe benefits as may be offered or made available by the Company to its employees. Until the Company can institute its own health and dental plans, we will pay the premiums of your existing plan. Parking will be provided by the Company.

Stock Options

At the first meeting of the Company’s Board of Directors following your Start Date, it is my intention that the Company will recommend to the Board of Directors that you receive a common stock option grant equivalent to .5% of the shares of the company’s stock on a fully diluted basis, of which portions will vest based on a time and milestone triggered schedule. This offer is contingent upon approval by the Board of Directors of your option grant specifically. Promptly after the Grant Date, the Company and you will execute and deliver to each other the Company’s then standard form of stock option agreement, evidencing the Option and the terms thereof. As you know, the Option shall be subject to, and governed by, the terms and provisions of the Plan and your stock option agreement.

Nondisclosure, Developments and Non-Competition

As you know, prior to commencing, and as a condition to your employment with the Company, all employees are required to agree to sign a copy of the Company’s standard Nondisclosure, Developments, and Non-Competition Agreement. I will be asking you to sign this agreement after you have accepted the terms of this offer below and prior to or on your Start Date.

No Conflicting Obligation and Obligations

By accepting this offer letter, you represent and warrant that the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at an time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You acknowledge that the employment relationship between the Company and you is at-will, and that the Company and you are each free to sever the employment relationship at any time and for whatever reason.

I trust that you find the terms as stated above acceptable. If so, I want to express my level of enthusiasm in bringing you on-board to this exciting new venture. I know that we will build a team capable of moving our technology through the research and development process and into the market place, creating substantial value at the same time. Your involvement as a member of this team is a critical component of this anticipated success.

Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Sincerely,

/s/ Christopher Mirabelli, Ph.D.
Christopher Mirabelli, Ph.D.
Acting CEO

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

Date this 17th day of November, 2003

/s/ Gary Hattersley
Gary Hattersley